Exhibit 99.1

Contact:

Robert C. Lewis

SkyTerra Communications, Inc.

703-390-1899

info@skyterracom.com

SkyTerra Announces Closing of Transaction with BCE

--Completes Simplification of MSV Ownership and Control Structure

(Reston, Virginia, January 8, 2006) - SkyTerra Communications, Inc. (OTCBB: SKYT) announced today that it had completed its previously announced acquisition of BCE, Inc.’s stake in Mobile Satellite Ventures LP (MSV). In connection with the transaction, SkyTerra issued approximately 22.5 million shares of its non-voting common stock to BCE in exchange for approximately 8.0 million limited partnership interests in MSV and the corresponding shares in the corporate general partner, reflecting the same exchange ratio used in the recent transactions with MSV’s other partners. SkyTerra now is the sole owner of MSV’s general partner and approximately 83% of the outstanding limited partnership interests of MSV, prior to dilution for management options. SkyTerra’s ownership will increase to 100% of the limited partnership interests of MSV, prior to dilution for management options, upon completion of the remaining exchanges under the existing agreement with the Motient Corporation.

Alex Good, CEO and President of SkyTerra and MSV, said “We are pleased to have completed the simplification of the ownership and control structure of our MSV subsidiary. We believe this will provide MSV with improved liquidity, access to capital, and a more attractive platform for partners.”

About SkyTerra Communications, Inc. and Mobile Satellite Ventures:

SkyTerra controls MSV through its ownership of MSV’s corporate general partner and also owns a minority stake in TerreStar Networks, Inc. MSV is developing a hybrid satellite-terrestrial communications network, which it expects will provide seamless, transparent and ubiquitous wireless coverage of the United States and Canada to conventional handsets. MSV holds the first FCC license to provide hybrid satellite-terrestrial services. MSV plans to launch two satellites for coverage of the United States and Canada, which are expected to be among the largest and most powerful commercial satellites ever built. When completed, the network is expected to support communications in a variety of areas including public safety, homeland security, aviation, transportation and entertainment, by providing a platform for interoperable, user-friendly and feature-rich voice and high-speed data services.

http://www.msvlp.com

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward–looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to plans described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words. Such forward–looking statements are subject to uncertainties relating to the ability of SkyTerra and MSV to raise additional capital or consummate a strategic transaction, as well as the ability of SkyTerra and MSV to execute their business plan. We assume no obligation to update or supplement such forward–looking statements.